Exhibit 20.3
Annual General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)
Resolutions presented for consideration by the Annual General Meeting of Shareholders on May 27, 2008

	Agenda	Affirmative	Negative	Abstained
1)	Ratification of the Audited Financial Statements for the Fiscal Year 2007 and the inclusion thereof in the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission.
2)	Ratification of the Appointment of the Independent Auditor Deloitte Touche Tohmatsu for the fiscal year 2007.
3)	Approval of the change of name of the Company to “Melco Crown Entertainment Limited”

(Signature)